Exhibit 99.2

SCHEDULE I

The following sets forth the name and principal occupation of each of the officers and directors of MassMutual.

Officers:	Country of Citizenship:
Roger W. Crandall, Chairman, President and Chief Executive Officer	United States of America
Dominic L. Blue, Head of Third-Party Distribution and New Markets	United States of America
Susan M. Cicco, Chief of Staff to the CEO, Head of HR & Employee Experience	United States of America
Geoffrey Craddock, Chief Risk Officer	United States of America & United Kingdom
Mary Jane Fortin, Chief Financial Officer	United States of America
Paul A. LaPiana, Head of Brand, Product and Affiliated Distribution	United States of America
Sears A. Merritt, Head of Technology and Experience	United States of America
Michael O'Connor, General Counsel	United States of America
Eric W. Partlan, Chief Investment Officer	United States of America
P. John Rugel, Head of Operations	United States of America
Michael Freno, Chairman and Chief Executive Officer of Barings LLC	United States of America

Board of Directors:	Country of Citizenship:
Roger W. Crandall	United States of America
Kathleen A. Corbet	United States of America
James H. DeGraffenreidt, Jr.	United States of America
Isabella D. Goren	United States of America (through naturalization)
Bernard A. Harris, Jr.	United States of America
Michelle K. Lee	United States of America
Jeffrey M. Leiden, M.D., Ph.D.	United States of America
David H. Long	United States of America
Michael T. Rollings	United States of America
Laura J. Sen	United States of America